Exhibit 10.20

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this "Agreement") is made as of May 12th, 2010, by and between Fujian Jinjiang Chendai AnSheng Shoes & Clothing Co., Ltd (Chinese name is 福建晋江市陈埭安盛鞋服有限公司), a P.R.C. corporation with its address at Chendai Andou Industry Park Jinjiang, Fujian 362211 P.R. China (the "Company") and Silver Stone Advisors, Ltd, a Nevis corporation with its address at Hunkins Waterfront Plaza Main Street, Charlestown Nevis, West Indies; (the "Advisor").

Witnesseth

WHEREAS, the Company requires expertise in the area of business development to support it's business and growth and desires to engage the Advisor to provide such business development services and specifically to assist the Company with its entry into the U.S. capital markets in order to further its business and corporate development; and, thereafter to assist the Company with its ongoing corporate compliance and development;

WHEREAS, the Advisor, through its principals, agents and employees, has expertise in the implementation of projects of the nature and type contemplated by the Company in its future expansion and development which the Advisor has agreed to provide to the Company; and

WHEREAS, the Advisor's affiliate Silver Rock Capital, Ltd. entered into a Securities Purchase Agreement dated as of May 12th, 2010 with AnBailun International Holdings Limited., a corporation organized and existing under the laws of British Virgin Islands, the parent company of the Company (the "Parent Company") (as from time to time amended, the "Securities Purchase Agreement"). Pursuant to the Securities Purchase Agreement, the Parent Company issued to the Investor, (i) one or more senior secured convertible notes in the aggregate principal amount of $350,000 (the "Notes"); and (ii) warrants to purchase the Parent Company's common stock up to the same amount of shares of the Parent Company's common stock issuable upon conversion of the Notes in consideration for the payment by Silver Rock Capital, Ltd. of $350,000 USD (the "$350,000 Financing").

NOW, THEREFORE, in consideration of the premise and the mutual promises and covenants contained herein and subject specifically to the conditions hereof, and intending to be legally bound thereby, the parties agree as follows:

1.	Appointment of Advisor
The Company hereby appoints the Advisor, and the Advisor agrees to represent the Company, as a non-exclusive Advisor to assist the Company in its business and corporate development, in structuring its capital transactions, including but not limited to assisting the Company in entering into the U.S. capital markets, assisting the Company in evaluating financing transactions. assisting the Company in the contemplated marketing and development of the Company in the United States, and assisting the Company with its ongoing compliance obligations as a U.S. public company following the completion of the contemplated transactions. The Advisor shall have the right during the term of this Agreement to represent to the public that it is an Advisor to the Company.

2.	Advisor's Rights and Duties

The Advisor shall use its best efforts to assist the Company in its business and corporate development, including but not limited to:

i.	Assisting in producing a due diligence report to identify any outstanding issues that may impede the Company's plans to list on a U.S. Exchange.

ii.	Developing an offshore strategy to facilitate the Company's financing and listing.

iii.
Assisting in the reviewing and editing of the Company's five-year business plan, executive summary, financial model which should be in an appropriate format for presentation in the international markets.

iv.	Working with the Company's independent Auditor in order to assist the Company to comply with US GAAP accounting standards.

v.	Working under the guidance of the Company's financial team to produce 5-year pro-forma financial projections.

vi.	Using best efforts assisting the Company to up- listed from OTCBB to NASDAQ/AMEX, however, there is no guarantee that the Company will meet the qualification for upper listing.

vii.	Such other duties as the Advisor and the Company may reasonably agree.

3.	Company Obligations

(a)	The Company's officers, attorneys and accountants will have to be ready to answer questions from the SEC, NASDAQ, and/or other regulatory agencies, markets or exchanges.

(b)
The Company will need to have audited financial statements for at least the last three fiscal years and have audited financial statements prepared in accordance with US GAAP on an annual basis. In addition, the Company will need to prepare and present quarterly information that has been reviewed by an independent auditor on a "go-forward basis".

4.	Company Information

In connection with the Advisor's performance of its duties hereunder, the Company shall (i) provide the Advisor, on a timely basis, all information reasonably requested by the Advisor, and (ii) make its officers and professionals available to the Advisor and such third parties as the Advisor shall designate, as agreed to in advance by the Company, at reasonable times and upon reasonable notice.

5.	Confidential Information

The Advisor acknowledges that, in the course of performing its duties hereunder, it may obtain information relating to the Company, which the Company has marked as confidential ("Confidential Information"). The Advisor shall hold at all times, both during the term of this Agreement and at all times thereafter, such Confidential Information in the strictest confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this Agreement, without the Company's prior written consent. The Advisor shall not disclose any Confidential Information to any person or entity, other than to the Advisor's employees or advisors as may be reasonably necessary for purposes of performing its duties hereunder, without the Company's prior written consent. The foregoing notwithstanding, the term "Confidential Information" shall not include the information which (i) becomes generally available to the public, other than as a result of a breach hereof, (ii) was available to the Advisor on a non-confidential basis prior to its disclosure to the Advisor by the Company, or (iii) becomes available to the Advisor on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with respect to such information. The foregoing notwithstanding, the Company agrees not to provide the Advisor with any Confidential Information without the Advisor's prior consent upon and after the Company completes the RTO. Furthermore, the Advisor may disclose Confidential Information to the extent required by law or regulation, including but not limited to court orders, subpoenas, civil investigative demands and interrogatories.

6.	Compensation

As compensation for the Advisor's services, the Company shall pay the Advisor a flat fee of US$8,000 per month, payable on the 1st day of each month following the closing of the $350,000 Financing. All such compensation shall be paid directly from the Escrow Account according to the Escrow Agreement as attached herewith.

7.	Expenses

The Advisor will be responsible for all expenses in connection with the normal day to day operations of its business in connection with its retention by the Company hereunder and, unless agreed in advance by the Company in writing, all travel related expenses. The Company will be responsible for all expenses of third party vendors and professionals; provided, however, that the Advisor shall not obligate the Company for payment of any such expenses in excess of $1000 without the Company's advance written consent. Such expenses shall be paid directly from the Escrow Account according to the Escrow Agreement as attached herewith.

8.	Due Diligence

The Company agrees to (i) allow the Advisor to conduct detailed due diligence on the Company, (ii) provide updated three-year financial projections, (iii) provide a detailed schedule of expected material milestones for the next 24 months, (iv) provide a detailed use of proceeds during the next 12 months, (v) provide a comprehensive business plan and (vi) provide an updated management presentation; and will provide such information that is reasonably necessary to ensure that the Advisor is fully capable of performing under the terms of this Agreement.

The Company understands that the Advisor is not a broker-dealer and as such will not act as a placement agent in connection with any merger, acquisition or financing transaction, nor will the Advisor take commission based fees for any services provided hereunder and is solely acting as an advisor with regard to such transactions in addition to other services being provided hereunder.
9.	Additional and Continuing Covenants

The Company understands that it will need to set up an offshore holding company structure that will involve a holding company in either the BVI or Cayman Islands (the "Holding Company"). The Company agrees that upon the incorporation of the Holding Company it will cause the Holding Company to either adopt the terms of this Agreement or enter into a new agreement with the Advisor that provides for the same terms and conditions as are set forth herein and that upon execution of such new agreement, the parties will agree to terminate the present Agreement.

10.	Indemnification

The Company agrees to indemnify the Advisor and hold the Advisor harmless (including each of its directors, officers, employees, partners and agents) with respect to any liability (and actions in respect thereof) incurred by the Advisor by virtue of its retention hereunder and shall reimburse the Advisor for any legal or other expenses reasonably incurred in connection with investigating or defending any such liability or action, provided that the Company shall have the right to control the defense of any claim giving rise to such liability and no such claim shall be settled without the consent of the Company. The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto.

The Company understands and agrees that its financial statements, any filings which the Company makes with the SEC, NASD, state regulators or any market or exchange and the contents thereof are ultimately the responsibility of the Company and its officers and directors. The Advisor can assist and advise the Company in the preparation of such filings but the Company must approve and is responsible for the contents of all filings.

11.	Other Engagements

The Company acknowledges that the Advisor is and will be acting as an Advisor to other business enterprises seeking business development, investment banking and/or other services normally provided by the Advisor and agrees that the Advisor's provisions of services to such enterprises shall not constitute a breach hereof or of any duty owed to the Company by virtue of this Agreement.

12.	Term

This Agreement is effective upon execution by the Company as provided below and shall continue in effect for 24 months or until terminated by either party pursuant to Section 13.

13.	Termination

Either party may terminate this Agreement at anytime and for any reason, with or without cause, upon giving 30 days written notice of termination to the other party; provided, however, that the Company shall not be permitted to terminate this Agreement before completion of upgrading the Company from OTC.BB to NASDAQ without the Advisor's prior written consent and the Advisor shall be entitled to full compensation, as set forth in Section 6, up to the date of termination, regardless of the reason for the termination and shall be paid alt expenses incurred in connection with its acting as an Advisor to the Company pursuant to Section 7.

14.	Choice of Law; Dispute Resolution

(a)	This Agreement shall be interpreted, controlled, and enforced in accordance with the substantive laws of the State of Hong Kong.

(b)	Disputes; Arbitration.

(i)	Mandatory Arbitration. All disputes arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section 14(b).

(ii)	Friendly Negotiations. Before any arbitration is commenced pursuant to this Section 14(c), the Parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

(iii)
Commencement of Arbitration.  If no mutually acceptable settlement of the dispute is made within the sixty (60) days from the commencement of the settlement negotiation or if any party to this Agreement refuses to engage in any settlement negotiation, any party to this Agreement may submit the dispute for arbitration.

(iv)
Arbitration.  Any arbitration commenced pursuant to this Section 14(c) will be conducted in Hong Kong under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the Hong Kong International Arbitration Centre ("HK1AC"). The arbitration will be conducted by a panel of three arbitrators, one chosen by each party to this Agreement and the third by agreement of the parties; failing agreement within 30 days of commencement of the arbitration proceeding, the HKIAC will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration. Notwithstanding the foregoing, each party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

15.	General Provisions

(a) This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This Agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

(b) Any notice or other communication pursuant hereto shall be given to a party at its address first set forth above by (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail. If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three (3) days after the date of authorized delivery.

(c) This Agreement may be executed in counterparts, each one of which shall constitute an original and all of which taken together shall constitute one document. The Company shall confirm that the foregoing is in accordance with its understanding by signing and returning to the Advisor the enclosed copy of this Agreement, which shall become a binding agreement upon the Advisor's receipt.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Silver Stone Advisors, Ltd.

By:  /s/ Robert F. Abbanat
Name: Robert F. Abbanat
Title: Managing Director

Fujian Jinjiang Chendai AnSheng Shoes & Clothing Co., Ltd

By:  /s/ Ding Jinbiao
Name: Ding Jinbiao
Title: Executive Director